Exhibit 99.1

Hewitt Associates

100 Half Day Road

Lincolnshire, IL 60069

Tel 847.295.5000 Fax 847.295.7634

www.hewitt.com

News and Information

For Immediate Release

August 4, 2009

Contacts:

Investors: Sean McHugh, (847) 442-4176, sean.mchugh@hewitt.com

Media: Julie Macdonald, (847) 771-0076, julie.macdonald@hewitt.com

Hewitt Associates Reports 2009 Third Quarter Results

Underlying EPS Increases 34% to $0.71; Underlying Operating Margin Expands 410 Basis Points to 15.0%

Company Raises Full Year Underlying EPS Guidance Range by $0.10, to $2.55 to $2.65

LINCOLNSHIRE, Ill. — Hewitt Associates, Inc. (NYSE: HEW), a global human resources services company, today reported results for its fiscal 2009 third quarter ended June 30, 2009.

•

Reported net revenues (revenues before reimbursements) for the third quarter were $729.0 million, a decrease of 6%. Net revenues declined 2% after adjusting for foreign currency translation, acquisitions and divestitures, and third-party revenues in both periods. On the same adjusted basis, Benefits Outsourcing grew 1% while HR Business Process Outsourcing (HR BPO) and Consulting both declined 5%.

•

Reported operating income for the third quarter grew 34%, to $109.1 million. Underlying operating income grew 31% after adjusting for prior-period unusual items [1]. The HR BPO segment drove most of the improvement, recording a $2.2 million segment profit.

•

Reported net income increased to $68.4 million, or $0.71 per diluted share, compared with $48.2 million, or $0.48 per diluted share in the prior-year quarter. Underlying net income for the prior-year quarter was $0.53 per diluted share when adjusting for unusual items[1].

•	Free cash flow, a non-GAAP measure, was $192.3 million for the current nine-month period, compared to $81.3 million in the prior-year period.

•

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)[2], a non-GAAP measure, were $418.4 million for the current nine-month period, compared to $389.6 million in the prior-year period.

[1]

In assessing operating performance, the Company also reviews its results once unusual adjustments have been removed. The Company believes that doing so provides a better understanding of underlying operating performance. A reconciliation of GAAP to underlying net revenues, operating income, net income, and earnings per share (each a non-GAAP measure) is included in this press release.

[2]	A reconciliation of reported net income to Adjusted EBITDA (a non-GAAP measure) is included in this press release.

Third Quarter Highlights

“We delivered record-high underlying earnings per share this quarter, highlighted by a small profit in our HR BPO business,” said Russ Fradin, chairman and chief executive officer. “Our team did a great job improving our underlying margins in the face of a business environment that remains challenged. We are committed to investing for our future during this recession, and the positive momentum we saw in our Benefits Outsourcing sales and pipeline shows we are on the right track.”

Operating Performance

Reported net revenues for the third quarter were $729.0 million, compared with $777.8 million in the prior-year quarter, a decrease of 6%. Net revenues declined 2% when excluding third-party supplier revenues in both periods and adjusting for the following items:

•	In the current period, $32.8 million in unfavorable foreign currency translation and a $5.3 million contribution from acquisitions.

•	In the prior-year period, an $8.3 million contribution from HR BPO businesses[3] divested in the current fiscal year.

Reported operating income for the third quarter increased 34%, to $109.1 million, compared with $81.2 million in the prior-year quarter. Reported operating margin was 15.0%, compared to 10.4% in the prior-year quarter. Underlying operating income increased 31% in the third quarter, to $109.1 million, compared with $83.4 million in the prior-year quarter, when adjusting for an unusual item in the prior-year period. Underlying operating margin was 15.0%, compared to 10.8% in the prior-year quarter. Lower compensation costs associated with staffing leverage and lower selling, general and administrative expenses, reflecting discretionary cost management and higher charges in the prior-year, drove most of the underlying margin improvement.

The prior-year period unusual item was a pretax charge of $2.3 million related to the Company’s previous real estate rationalization initiative.

Current-quarter reported and underlying results include a $2.9 million pretax charge related to ongoing real estate optimization initiatives.

Third quarter reported results reflect an effective tax rate of 34.3%, compared to 43.5% in the prior-year quarter. The lower effective tax rate in the current period reflects the impact of certain discrete items recorded in the current and prior-year quarter. The prior-year quarter underlying effective tax rate was 39.0%.

Business Segment Results

Benefits Outsourcing

Benefits Outsourcing segment revenues increased 1% in the third quarter, to $377.6 million, compared with $375.0 million in the prior-year quarter. Revenues also increased 1% after adjusting for the following items:

•	A $5.3 million contribution from acquisitions.

•	$4.8 million of unfavorable foreign currency translation.

The adjusted revenue increase was principally driven by mid-market client growth.

[3]

HR BPO divested assets include Latin America (February 2009), and relocation services (March 2009). Comparative post-disposition amounts have been excluded from “underlying” and “as adjusted” amounts for year-over-year comparative purposes.

Benefits Outsourcing segment income increased 8% in the third quarter, to $100.0 million, compared with $92.9 million in the prior-year quarter. Segment margin was 26.5%, compared with 24.8% in the prior-year quarter. Underlying segment income increased 6% in the third quarter, to $100.0 million, compared with $94.5 million in the prior-year quarter, when adjusting for an unusual item in the prior-year period. Underlying segment margin was 26.5%, compared to 25.2% in the prior-year quarter. The underlying margin improvement was principally due to infrastructure cost management efforts, foreign currency translation, and lower charges related to disputes and settlements, partially offset by the impact of a prior acquisition and higher healthcare costs.

The prior-year period unusual item was a pretax charge of $1.6 million related to real estate rationalization.

As of June 30, 2009, the Company was live with approximately 20.0 million end-user Benefits Outsourcing participants, compared with approximately 19.6 million as of June 30, 2008.

Human Resources Business Process Outsourcing

HR BPO segment revenues declined 12% in the third quarter, to $115.7 million, compared with $131.0 million in the prior-year quarter. Revenues decreased 5% after excluding third-party supplier revenues in both periods and adjusting for the following items:

•	$4.1 million of unfavorable foreign currency translation.

•	An $8.3 million comparable prior-year contribution from divested businesses.

The adjusted revenue decline was driven by expected client losses and liquidations, partially offset by contractual adjustments and the impact of new clients going live with contract services over the last 12 months.

HR BPO segment income was $2.2 million in the third quarter, compared with a loss of $16.2 million in the prior-year quarter. The underlying segment income was $2.2 million in the third quarter, compared with a loss of $15.9 million in the prior-year quarter, when adjusting for an unusual item in the prior-year period. The underlying operating improvement reflects infrastructure cost management efforts, staffing leverage and lower amortization of intangibles.

The prior-year period unusual item was a pretax charge of $0.4 million related to real estate rationalization.

As of June 30, 2009, the Company was live with approximately 711,000 client employees with HR BPO services, compared with approximately 976,000 as of June 30, 2008.

Consulting

Consulting segment revenues declined 14% in the third quarter, to $244.3 million, compared with $283.5 million in the prior-year quarter. Consulting revenues decreased 5% after adjusting for $23.9 million of unfavorable foreign currency translation. The adjusted decline resulted principally from revenue decreases related to Talent and Organizational Consulting services across all regions, and Communication services in North America, both a result of a continued adverse economic environment. This was partially offset by modest revenue growth related to Retirement and Financial Management services in North America, reflecting demand related to economic volatility.

Consulting segment income decreased 7% in the third quarter, to $30.2 million, compared with $32.7 million in the prior-year quarter. Segment margin was 12.4%, compared with 11.5% in the prior-year quarter. Underlying segment income decreased 8% in the third quarter, to $30.2 million, compared with $33.0 million in the prior-year quarter, when adjusting for an unusual item in the prior-year period. Underlying segment margin was 12.4%, compared with 11.7% in the prior-year quarter. The underlying margin improvement was principally due to lower salary and bonus costs and discretionary expense management, partially offset by lower revenues and higher severance expense.

The prior-year period unusual item was a pretax charge of $0.3 million related to real estate rationalization.

Unallocated Shared Service Costs

Unallocated shared service costs were $23.4 million, or 3.2% of net revenues, in the third quarter, compared with $28.2 million, or 3.6% of net revenues, in the prior-year quarter. Underlying unallocated shared service costs as a percent of net revenue were 3.7% in the prior-year quarter. The underlying improvement as a percent of net revenue was principally due to lower professional fees in the current period.

Year-to-Date Results

Consolidated net revenues for the current nine-month period decreased 4%, to $2.25 billion, compared with $2.34 billion in the prior-year nine-month period. Net revenues increased 1% when excluding third-party supplier revenues in both periods and adjusting for the following items:

•	$111.9 million in unfavorable foreign currency translation.

•	A $25.7 million contribution from acquisitions.

•	A $23.1 million benefit related to HR BPO contract restructurings and a $21.9 million contribution from divested HR BPO businesses[4], both in the prior-year period.

Current nine-month period underlying revenues include the realization of $20.1 million of deferred revenues related to the settlement of a Benefits Outsourcing contract dispute.

Reported consolidated operating income for the nine-month period increased 27%, to $328.3 million, compared to $258.6 million in the prior-year period. Operating margin was 14.6%, compared to 11.0% in the prior-year period. Underlying operating income increased 32% in the nine-month period, to $318.9 million, compared with $242.5 million in the prior-year period, when adjusting for unusual items in both periods. Underlying operating margin was 14.2%, compared to 10.5% in the prior-year period.

Current nine-month period unusual items include pretax gains totaling $9.4 million related to the sales of the Company’s HR BPO Latin America and relocation services businesses. Prior-year nine-month period unusual items include the following:

•	A pretax net gain of $35.4 million related to the divestiture of the Cyborg business.

•	Pretax net charges of $13.3 million related to HR BPO contract restructurings.

•	A pretax charge of $10.3 million related to the Company’s previous real estate rationalization initiative.

•	Favorable pretax contributions of $4.3 million from comparable divested HR BPO operations.

Current nine-month period reported and underlying results include $9.6 million in pretax charges related to updated real estate sublease rental assumptions, reflecting worsening commercial real estate market conditions, and ongoing real estate optimization initiatives.

[4]

HR BPO divested assets include Cyborg (January 2008), Latin America (February 2009), and relocation services (March 2009). Cyborg prior period results and Latin America and relocation services comparative post-disposition amounts have been excluded from “underlying” and “as adjusted” amounts for year-over-year comparative purposes.

Net income for the nine-month period increased to $200.7 million, or $2.10 per diluted share, compared with $156.6 million, or $1.51 per diluted share in the prior-year nine-month period. Underlying net income increased to $190.2 million, or $1.99 per diluted share, compared with $154.0 million, or $1.48 per diluted share, in the prior year nine-month period, when adjusting for unusual items in both periods.

Cash Flow

Cash flow from operations was $286.3 million in the current nine-month period, compared with $161.1 million in the prior-year nine month period. Free cash flow, a non-GAAP measure reflecting cash flow from operations less capital expenditures and capitalized software costs, was $192.3 million, compared with $81.3 million in the prior-year period. The improvement in free cash flow reflects improved receivables collections and lower tax-related payments, partially offset by a legal settlement payment.

Adjusted EBITDA, a non-GAAP measure5, was $418.4 million in the current nine-month period, compared with $389.6 million in the prior-year period. The increase reflects improved HR BPO operating performance, partially offset by lower HR BPO and Benefits Outsourcing implementation fees.

Share Repurchase

The Company repurchased 778,000 of its outstanding common shares at an average price of $29.33 per share, or $22.8 million, during the third quarter. From July 1, 2009 through August 3, 2009, the Company repurchased an additional 823,000 shares for a total of $23.9 million. At August 3, 2009, the Company had approximately $232 million remaining under its current $300 million authorization.

Supplemental Information

On June 30, 2009, the Company acquired the remaining shares of its former joint venture BodeHewitt AG & Co. KG (“BodeHewitt”), one of the leading pension and benefits consultancies in Germany. As the acquisition closed on June 30, 2009, the assets and liabilities of BodeHewitt have been consolidated into the Company’s balance sheet, while the results of operations will be included in the consolidated statements of operations beginning with the Company’s fiscal fourth quarter. Prior to this date, the Company accounted for its investment in BodeHewitt under the equity method of accounting.

Business Outlook

“We are leaving our revenue outlook unchanged reflecting some softness in discretionary client spending offset by favorable foreign exchange,” said John Park, chief financial officer. “We are maintaining our operating income outlook as we expect continued gains in operating efficiencies to offset the softness in client spending. Finally, our EPS guidance is being raised by 10 cents per share to reflect increased confidence in our operating profit range and favorability in other income and tax.”

In addition to reporting results in accordance with U.S. GAAP, the Company assesses its performance once unusual items have been removed. The following guidance reflects the Company’s expectations for fiscal 2009 on this underlying basis, which excludes the impact of unusual items:

[5]

Adjusted EBITDA is a non-GAAP measure reflecting net income adjusted for depreciation and amortization, income taxes, interest, unusual items, and certain other non-cash items – such as asset impairment, revenue and cost deferrals, stock-based compensation, deferred internal software development costs, and other costs.

•	Low- to mid-single digit percentage decline in consolidated net revenue, unchanged from prior guidance.

•	Operating income of approximately $420 to $435 million, unchanged from prior guidance.

•	Diluted earnings per share of $2.55 to $2.65, compared with prior guidance of $2.45 to $2.55.

The Company’s fiscal 2009 guidance assumes continued execution of its share repurchase program and an effective tax rate of approximately 37 to 38 percent.

Conference Call

At 7:30 a.m. (CT) today, management will host a conference call with investors to discuss fiscal 2009 third quarter results. The live presentation is accessible through the Investor Relations section of Hewitt’s website at www.hewitt.com. The webcast will be archived on the site for approximately one month.

About Hewitt Associates

Hewitt Associates (NYSE: HEW) provides leading organizations around the world with expert human resources consulting and outsourcing solutions to help them anticipate and solve their most complex benefits, talent, and related financial challenges. Hewitt works with companies to design, implement, communicate, and administer a wide range of human resources, retirement, investment management, health care, compensation, and talent management strategies. With a history of exceptional client service since 1940, Hewitt has offices in more than 30 countries and employs approximately 23,000 associates who are helping make the world a better place to work. For more information, please visit www.hewitt.com.

Forward-Looking Information

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Hewitt’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the “Risk Factors” heading in the Business section of the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (www.sec.gov). Hewitt disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or any other reason.

# # #

HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands except for share and per share amounts)

	Three Months Ended June 30,		% Change	Nine Months Ended June 30,		% Change
	2009	2008		2009	2008
Revenues:
Revenues before reimbursements (net revenues) (1)	$729,009	$777,758	(6.3)%	$2,246,025	$2,344,700	(4.2)%
Reimbursements	14,710	16,821	(12.5)%	53,499	58,419	(8.4)%

Total revenues	743,719	794,579	(6.4)%	2,299,524	2,403,119	(4.3)%

Operating expenses:
Compensation and related expenses	451,432	500,714	(9.8)%	1,403,191	1,516,865	(7.5)%
Goodwill and asset impairment	758	200	279.0%	4,159	2,496	66.6%
Reimbursable expenses	14,710	16,821	(12.5)%	53,499	58,419	(8.4)%
Other operating expenses	137,500	143,538	(4.2)%	412,809	441,707	(6.5)%
Selling, general and administrative expenses	30,262	52,125	(41.9)%	106,925	160,725	(33.5)%
Gain on sale of businesses	—	—	n/m	(9,379)	(35,667)	(73.7)%

Total operating expenses	634,662	713,398	(11.0)%	1,971,204	2,144,545	(8.1)%

Operating income	109,057	81,181	34.3%	328,320	258,574	27.0%

Other income (expense), net:
Interest expense	(9,620)	(5,673)	69.6%	(30,159)	(13,658)	120.8%
Interest income	1,375	4,053	(66.1)%	7,240	17,543	(58.7)%
Other income, net	3,305	5,598	(41.0)%	6,125	5,834	5.0%

Total other income (expense), net	(4,940)	3,978	n/m	(16,794)	9,719	n/m

Income before income taxes	104,117	85,159	22.3%	311,526	268,293	16.1%

Provision for income taxes	35,720	37,009	(3.5)%	110,825	111,703	(0.8)%

Net income	$68,397	$48,150	42.0%	$200,701	$156,590	28.2%

Earnings per share:
Basic	$0.73	$0.50		$2.14	$1.57
Diluted (2)	$0.71	$0.48		$2.10	$1.51

Weighted average shares:
Basic	93,439,928	96,534,101		93,683,106	100,008,744
Diluted	95,861,701	101,939,390		95,629,182	105,118,735

(1)	Net revenues include $10,814 and $8,409 of third party supplier revenues for the three months ended June 30, 2009 and 2008, respectively, and $30,787 and $30,746 for the nine months ended June 30, 2009 and 2008, respectively. Generally, the third party supplier arrangements are marginally profitable. The related third party supplier expenses are included in other operating expenses.
(2)	Debt securities convertible into 1,870,748 shares of Class A common stock were outstanding in the three and nine months ended June 30, 2008, and the weighted-average convertible shares were included in the computation of diluted earnings per share for the three and nine months ended June 30, 2008. Per FAS 128, the diluted EPS calculation includes an addback of $587 and $1,761 of interest expense on the debt securities for the three and nine months ended June 30, 2008, respectively. There were no convertible debt securities outstanding at June 30, 2009.

HEWITT ASSOCIATES, INC.

UNDERLYING NET REVENUES, OPERATING INCOME, NET INCOME, AND

EARNINGS PER SHARE

(Unaudited)

(In thousands except for share and per share amounts)

In assessing operating performance, the Company also reviews its results once unusual adjustments have been removed. The Company believes that doing so provides a better understanding of underlying operating performance. For the three months and nine months ended June 30, 2009 and June 30, 2008, underlying net revenues, operating income, net income, and earnings per share were:

	Three Months Ended June 30,		Nine Months Ended June 30,
	2009	2008	2009	2008
Revenues before reimbursements (net revenues), as reported	$729,009	$777,758	$2,246,025	$2,344,700
Adjustments:
HR BPO divestitures (1)	—	(8,333)	—	(21,896)
HR BPO contract restructurings	—	—	—	(23,086)

Total adjustments	—	(8,333)	—	(44,982)

Underlying revenues before reimbursements (net revenues)	729,009	769,425	2,246,025	2,299,718

Operating income, as reported	109,057	81,181	328,320	258,574
Adjustments:
HR BPO divestitures (1)	—	(40)	(9,379)	(39,735)
Real estate rationalization (2)	—	2,299	—	10,347
HR BPO contract restructurings	—	—	—	13,323

Total adjustments	—	2,259	(9,379)	(16,065)

Underlying operating income	109,057	83,440	318,941	242,509
% of underlying net revenues	15.0%	10.8%	14.2%	10.5%

Total other income (expense), net	(4,939)	3,978	(16,795)	9,719
Add A/R interest write-off (3)	—	68	—	245

Underlying other income, net	(4,939)	4,046	(16,795)	9,964

Underlying pretax income	104,118	87,486	302,146	252,473

Provision for income taxes (4)	35,721	34,120	111,924	98,464

Underlying net income	$68,397	$53,366	$190,222	$154,009

Underlying earnings per share:
Basic	$0.73	$0.55	$2.03	$1.54
Diluted (5)	$0.71	$0.53	$1.99	$1.48

Shares outstanding:
Basic	93,439,928	96,534,101	93,683,106	100,008,744
Diluted	95,861,701	101,939,390	95,629,182	105,118,735

(1)

HR BPO divested assets include Cyborg (January 2008), Latin America (February 2009), and relocation services (March 2009). Cyborg prior period results and Latin America and relocation services comparative post-disposition amounts have been excluded from “underlying” and “as adjusted” amounts for year-over-year comparative purposes. Adjustments to operating income for the three months and nine months ended June 30, 2008 reflect a $221 reduction to the $35,667 “gain on sale of business” reported in the Q2 FY08 Consolidated Statement of Operations. This reduction pertains to certain Cyborg employee-related expenses recorded in the third quarter of fiscal 2008.

(2)	Charges related to the Company’s real estate rationalization initiative were excluded from operating income in deriving underlying operating income, net income, EPS, and Adjusted EBITDA for the three and nine months ended June 30, 2008. Charges related to ongoing real estate optimization initiatives of $2,883 are included in the reported and underlying results for the three months ended June 30, 2009. Charges related to updated real estate sublease rental assumptions and ongoing real estate optimization initiatives of $9,560 are included in the reported and underlying results for the nine months ended June 30, 2009.
(3)	Related to HR BPO contract restructurings and divestitures.
(4)	The Company used an effective tax rate of 39.0% for the three and nine months ended June 30, 2008, for its underlying net income calculation. The Company used a normalized tax rate of 37.0% for the nine months ended June 30, 2009, to adjust for tax benefits associated with its HR BPO Latin America divestiture. The Company believes these approximate the normalized effective tax rates for the respective periods.
(5)	Per FAS 128, the diluted EPS calculation includes an addback of $587 and $1,761 of interest expense on the convertible debt securities for the three months and nine months ended June 30, 2008, respectively.

HEWITT ASSOCIATES, INC.

BUSINESS SEGMENT RESULTS

(Unaudited)

(Dollars in thousands)

Business Segments	Three Months Ended June 30,		% Change	Nine Months Ended June 30,		% Change
	2009	2008		2009	2008
Benefits Outsourcing
Segment revenues before reimbursements	$377,581	$374,995	0.7%	$1,161,326	$1,162,200	(0.1)%
Segment income	99,970	92,913	7.6%	299,963	298,701	0.4%
Segment income as a percentage of segment revenues	26.5%	24.8%		25.8%	25.7%

HR BPO
Segment revenues before reimbursements (1)	$115,678	$130,996	(11.7)%	$365,861	$419,712	(12.8)%
Segment income (loss)	2,212	(16,234)	n/m	(3,157)	(61,657)	(94.9)%
Segment income (loss) as a percentage of segment revenues	1.9%	(12.4)%		(0.9)%	(14.7)%

Consulting
Segment revenues before reimbursements	$244,288	$283,496	(13.8)%	$746,604	$798,490	(6.5)%
Segment income	30,249	32,700	(7.5)%	100,048	93,867	6.6%
Segment income as a percentage of segment revenues	12.4%	11.5%		13.4%	11.8%

Total Company
Segment revenues before reimbursements (1)	$737,547	$789,487	(6.6)%	$2,273,791	$2,380,402	(4.5)%
Intersegment revenues	(8,538)	(11,729)	(27.2)%	(27,766)	(35,702)	(22.2)%

Revenues before reimbursements (net revenues)	729,009	777,758	(6.3)%	2,246,025	2,344,700	(4.2)%
Reimbursements	14,710	16,821	(12.5)%	53,499	58,419	(8.4)%

Total revenues	$743,719	$794,579	(6.4)%	$2,299,524	$2,403,119	(4.3)%

Segment income	$132,431	$109,379	21.1%	$396,854	$330,911	19.9%
Unallocated shared services costs	23,374	28,198	(17.1)%	68,534	72,337	(5.3)%

Operating income	$109,057	$81,181	34.3%	$328,320	$258,574	27.0%

(1)	HR BPO net revenues include $10,814 and $8,409 of third-party supplier revenues for the three months ended June 30, 2009 and 2008, respectively, and $30,787 and $30,746 for the nine months ended June 30, 2009 and 2008, respectively. Generally, the third-party supplier arrangements are marginally profitable. The related third-party supplier expenses are included in other operating expenses.

HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except for share and per share amounts)

	June 30, 2009	September 30, 2008
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$503,939	$541,494
Short-term investments	60,118	—
Client receivables and unbilled work in process, less allowances of $18,320 and $18,029 at June 30, 2009 and September 30, 2008, respectively	524,773	655,543
Prepaid expenses and other current assets	181,365	129,529
Funds held for clients	96,421	116,488
Short-term deferred contract costs, net	88,959	83,444
Deferred income taxes, net	29,750	34,104

Total current assets	1,485,325	1,560,602

Non-Current Assets:
Deferred contract costs, less current portion	258,758	287,060
Property and equipment, net	377,368	385,885
Other intangible assets, net	195,666	206,822
Goodwill	411,693	364,141
Long-term investments	54,304	124,530
Other non-current assets, net	41,918	63,762

Total non-current assets	1,339,707	1,432,200

Total Assets	$2,825,032	$2,992,802

LIABILITIES

Current Liabilities:
Accounts payable	$15,805	$15,880
Accrued expenses	165,597	239,521
Funds held for clients	96,421	116,488
Advanced billings to clients	152,703	158,238
Accrued compensation and benefits	333,788	403,611
Short-term deferred contract revenues, net	57,486	52,733
Short-term debt	—	17,602
Current portion of long-term debt and capital lease obligations	34,607	133,002

Total current liabilities	856,407	1,137,075

Non-Current Liabilities:
Deferred contract revenues, less current portion	195,595	237,648
Debt and capital lease obligations, less current portion	618,547	650,182
Other non-current liabilities	236,424	240,637
Deferred income taxes, net	97,993	77,058

Total non-current liabilities	1,148,559	1,205,525

Total Liabilities	$2,004,966	$2,342,600

HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS (continued)

(In thousands except for share and per share amounts)

	June 30, 2009	September 30, 2008
	(Unaudited)
STOCKHOLDERS’ EQUITY
Stockholders’ Equity:
Class A common stock, par value $0.01 per share, 750,000,000 shares authorized, 130,850,367 and 130,390,880 shares issued, 93,069,834 and 94,227,120 shares outstanding, as of June 30, 2009 and September 30, 2008, respectively	$1,309	$1,304
Additional paid-in capital	1,631,690	1,579,077
Cost of common stock in treasury, 37,780,533 and 36,163,760 shares of Class A common stock as of June 30, 2009 and September 30, 2008, respectively	(1,228,885)	(1,183,427)
Retained earnings	407,259	206,558
Accumulated other comprehensive income, net	8,693	46,690

Total stockholders’ equity	820,066	650,202

Total Liabilities and Stockholders’ Equity	$2,825,032	$2,992,802

HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Amounts in thousands)

	Nine Months Ended June 30,
	2009	2008
Cash flows from operating activities:
Net income	$200,701	$156,590
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, including amortization of deferred contract revenues and costs	119,130	129,033
Gain on sale of businesses	(9,379)	(35,667)
Asset impairment	4,159	2,496
Fair value adjustment related to financial assets	404	—
Share-based compensation	40,950	36,509
Deferred income taxes	32,058	2,045
Changes in operating assets and liabilities, net of effect of acquisitions and dispositions:
Client receivables and unbilled work in process	104,970	(26,360)
Prepaid expenses and other current assets	(51,499)	(16,244)
Deferred contract costs	(72,667)	(76,768)
Other assets	7,693	(22,281)
Accounts payable	281	1,516
Accrued compensation and benefits	(60,457)	(32,007)
Accrued expenses	(58,861)	(39,068)
Advanced billings to clients	4,050	8,314
Deferred contract revenues	31,388	81,631
Other long-term liabilities	(6,627)	(8,624)

Net cash provided by operating activities	286,284	161,115

Cash flows from investing activities:
Purchases of investments	—	(426,675)
Proceeds from sales of investments	4,825	511,614
Additions to property and equipment	(93,988)	(79,780)
Cash paid for acquisitions and transaction costs, net of cash acquired	(62,067)	(53,187)
Cash received for sale of businesses	1,105	42,420

Net cash used in investing activities	(150,125)	(5,608)

Cash flows from financing activities:
Proceeds from the exercise of stock options	7,906	31,706
Excess tax benefits from the exercise of share-based awards	2,345	3,790
Proceeds from short-term borrowings	18,119	137,829
Proceeds from long-term borrowings	—	39,751
Repayments of short-term borrowings, capital leases and long-term debt	(149,734)	(62,408)
Purchase of Class A common shares for treasury	(45,458)	(412,191)

Net cash used in financing activities	(166,822)	(261,523)

Effect of exchange rate changes on cash and cash equivalents	(6,892)	2,481

Net decrease in cash and cash equivalents	(37,555)	(103,535)

Cash and cash equivalents, beginning of period	541,494	378,743

Cash and cash equivalents, end of period	$503,939	$275,208

Supplementary disclosure of cash paid during the period:
Interest paid	$27,865	$13,362
Income taxes paid	$75,439	$117,154

Schedule of non-cash financing activities:
Capital leases	$—	$13,185

HEWITT ASSOCIATES, INC.

ADJUSTED EBITDA RECONCILIATION

(Unaudited)

(Amounts in thousands)

	Nine Months Ended June 30,
	2009	2008
Reported net income	$200,701	$156,590
Depreciation and amortization (1)	119,130	128,067
Provision for income taxes	110,824	111,703
Interest expense (income), net	22,919	(3,885)

EBITDA	453,574	392,475

Adjustments:
HR BPO divestitures (2)	(9,379)	(39,735)
Real estate rationalization (3)	—	10,347
HR BPO contract restructuring	—	13,323

Underlying adjustments	(9,379)	(16,065)
Normalized depreciation and amortization addbacks (1)	—	243
Other (income) expense, excluding interest (4)	(6,124)	(5,834)

Total adjustments	(15,503)	(21,656)

Adjusted EBITDA before certain non-cash addbacks	438,071	370,819

Certain non-cash addbacks:
Asset impairment	4,159	1,307
Net deferrals (5)	(36,595)	5,351
Deferred internal software development costs	(30,063)	(17,031)
Share-based compensation (6)	41,054	38,598
Other (loss reserve / provision for bad debt)	1,782	(9,419)

Total certain non-cash addbacks	(19,663)	18,806

Adjusted EBITDA	$418,408	$389,625

(1)	For the nine months ended June 30, 2008, depreciation and amortization includes $243 of adjustments related to HR BPO contract restructurings and divestitures and real estate rationalization. Additionally, discount accretion on the Exult convertible debt of $966 is excluded from amounts for the nine months ended June 30, 2008.
(2)	HR BPO divested assets include Cyborg (January 2008), Latin America (February 2009), and relocation services (March 2009). Cyborg prior period results and Latin America and relocation services comparative post-disposition amounts have been excluded from “underlying” and “as adjusted” amounts for year-over-year comparative purposes. Adjustments to operating income for the nine months ended June 30, 2008 reflect a $221 reduction to the $35,667 “gain on sale of business” reported in the Q2 FY08 Consolidated Statement of Operations. This reduction pertains to certain Cyborg employee-related expenses recorded in the third quarter of fiscal 2008.
(3)	Charges related to the Company’s real estate rationalization initiative were excluded from operating income in deriving underlying operating income, net income, EPS, and Adjusted EBITDA for the nine months ended June 30, 2008. Charges related to updated real estate sublease rental assumptions and ongoing real estate optimization initiatives of $9,560 are included in the reported and underlying results for the nine months ended June 30, 2009.

(4)	For the nine months ended June 30, 2009, other (income) expense, excluding interest includes a non-cash impairment of $404 related to auction rate securities.
(5)	Net deferrals as presented and the net of revenue and cost deferrals in the Statements of Cash Flows vary by $4,695 and $488 for the nine months ended June 30, 2009 and 2008, respectively, relating to Balance Sheets and Statements of Operations reclassifications and the settlement of a client contract dispute in the current year.
(6)	Share-based compensation as presented in the Statements of Cash Flows varies by $104 and $2,089 for the nine months ended June 30, 2009 and 2008, respectively, due to current year amortization expense for a deferred compensation arrangement related to an acquisition in the prior year, the impact of foreign exchange in the current year, and the reclassification of certain prior-year amounts to conform to the current year presentation.